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                                                                       EXHIBIT 5

                         WHITMAN BREED ABBOTT & MORGAN
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

                                 (212) 351-3000

                                                                  April 22, 1996

Hanover Direct, Inc.
1500 Harbor Boulevard
Weehawken, New Jersey 07087

     Re:  Hanover Direct, Inc.

Gentlemen:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by Hanover Direct, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers (i) rights to purchase (the "Rights") shares of the Company's common stock, par value of $.66 2/3 per share (the "Company Common Stock"), and
(ii) shares of Company Common Stock to be issued and sold (a) upon the exercise of the Rights to be distributed in connection with a rights offering (the "Rights Offering"), and (b) to NAR Group Limited, a British Virgin Islands corporation ("NAR"), in payment of certain fees in connection with a standby purchase agreement (the "Standby Purchase Agreement").

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Rights proposed to be issued by the Company and the Company Common Stock proposed to be issued and sold by the Company have been duly authorized for issuance and that the Rights, when issued to holders of the Company Common Stock, 6% Series A Convertible Additional Preferred Stock and Series B Convertible Additional Preferred Stock, in accordance with the terms of the Rights Offering, and the Company Common Stock, when issued to NAR in accordance with the terms of the Standby Purchase Agreement, will have been validly issued and will be fully paid and non-assessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                          Very truly yours,
                                          WHITMAN BREED ABBOTT & MORGAN